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                                                                     Exhibit 4.7

                                SECOND AMENDMENT
                                     TO THE
                              LOMAK PETROLEUM, INC.
                    1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         I, Jeffery A. Bynum, hereby certify that I am the Secretary of Lomak Petroleum, Inc., (the "Company") and that, as such, I am authorized to execute this amendment on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT the following resolution was duly approved and adopted by the Board of Directors of the Company on August 21, 1996:

                  RESOLVED, that the Lomak Petroleum, Inc. 1994 Outside Directors Stock Option plan be amended by deleting Section 1 thereof in its entirety and substituting the following therefore:

 "SECTION 1.               PURPOSE OF THE PLAN.

                  The purpose of this Lomak Petroleum, Inc. 1994 Stock Option Plan for Outside Directors (the "Plan") is to strengthen the ability of Lomak Petroleum, Inc. (the "Company") to attract and to retain the services of experienced and knowledgeable independent individuals as members of the Board of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide those individuals with an additional incentive to continue in their position, for the best interest of the Company and its stockholders. In furtherance of such purpose, Eligible Directors (as defined below) shall each receive 6,000 Stock Options on June 1, 1994 and thereafter 8,000 Stock Options per annum, subject to adjustment, for their service on the Board on the later of each June 1 or the fifth business day following the Annual Meeting of the Shareholders of the Company, that they are serving as an Eligible Director commencing June 1, 1995."

August 21, 1996

                                                   /s/ Jeffery A. Bynum
                                                 -------------------------------
                                                          Jeffery A. Bynum
                                                          Corporate Secretary


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